UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2017

ICHOR HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-37961	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3185 Laurelview Ct.

Fremont, California 94538

(Address of principal executive offices, including Zip Code)

(510) 897-5200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒  Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As announced by Ichor Holdings, Ltd. (the “Company”) on June 29, 2017, Maurice Carson notified the Company that he intends to retire from his position as President and Chief Financial Officer of the Company and service as a member of the Company’s Board of Directors (the “Board”). The company has commenced a search for a new Chief Financial Officer. Mr. Carson will continue to serve in his current capacity, and on the Board of Directors, until his replacement is hired, after which he will consult with the company through the successful transition of his role and responsibilities to his successor.

To ensure a smooth transition of his role and responsibilities, the Company’s wholly-owned subsidiary, Ichor Systems, Inc. (“Ichor”), and Mr. Carson entered into a transition agreement dated as of June 29, 2017 (the “Transition Agreement”). The Transition Agreement provides that Mr. Carson will continue to be employed as President and Chief Financial Officer of the Company and serve as a member of the Board until (a) one month after the date on which a new chief financial officer commences employment with the Company, or (b) such later date as mutually agreed upon by Mr. Carson and the Company in writing (as applicable, the “Separation Date”). Until the Separation Date, Mr. Carson will continue to receive his current base salary of $400,000 and the benefits set forth in his employment agreement, dated September 19, 2014, by and between Ichor and Mr. Carson (the “Employment Agreement”). Within 30 days after the Separation Date (or earlier if required by applicable law), Ichor will pay Mr. Carson (a) any base salary that has accrued but had not been paid (including accrued and unpaid vacation time) on or before the Separation Date, (b) any reimbursement due for expenses incurred by Mr. Carson on or before the Separation Date and (c) any other amounts required under applicable law.

Subject to Mr. Carson’s execution of a general release of claims (the “Release”) within 60 days following the Separation Date, and in lieu of any compensation or other consideration due to Mr. Carson under the Employment Agreement or otherwise, (a) Mr. Carson will be entitled to receive (i) an amount equal to 12 months of his base salary at the rate in effect on the Separation Date, payable in equal installments over such period, (ii) the incentive bonus that would have been earned by Mr. Carson for the semi-annual period commencing on July 1, 2017 and ending on December 31, 2017, had he been eligible to participate in the Company’s bonus program for that period, and based on the Company’s actual performance and calculated as if he had remained employed through December 31, 2017 and (iii) an additional amount equal to the product of $300,000 (the target bonus amount under the Employment Agreement) and a fraction, (A) the numerator of which is the number of days between (y) the Separation Date and December 31, 2017 or (z) January 1, 2018 and the Separation Date, and (B) the denominator of which is 365, (b) the Company will fully vest, as of the date on which the Release becomes effective, all of Mr. Carson’s incentive equity awards outstanding as of the Separation Date and (c) during the 12 months following the Separation Date, the Company will continue to provide Mr. Carson and his dependents with medical benefits substantially equivalent to those that would have been provided to them in accordance with the Company’s medical benefit plans had Mr. Carson remained an employee of the Company at the Company’s expense, subject to certain exceptions as set forth in the Transition Agreement.

The foregoing description of the Transition Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Transition Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

The Company issued a press release announcing Mr. Carson’s retirement, which is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

10.1	Transition Agreement, dated June 29, 2017, between Ichor Systems, Inc. and Maurice Carson.

99.1	Press Release dated June 29, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ICHOR HOLDINGS, LTD.
/s/ Thomas M. Rohrs
Date: June 29, 2017	Name:	Thomas M. Rohrs
	Title:	Chairman and Chief Executive Officer

Item 9.01.	Financial Statements and Exhibits.

10.1	Transition Agreement, dated June 29, 2017, between Ichor Systems, Inc. and Maurice Carson.

99.1	Press Release dated June 29, 2017.